Exhibit 99.1

Two Harbors Investment Corp. Announces Completion of Reverse Stock Split

New York, November 2, 2022 –Two Harbors Investment Corp. (NYSE: TWO), an Agency + MSR mortgage real estate investment trust, today announced the completion of its previously announced one-for-four reverse stock split of the outstanding shares of the company’s common stock (the “Reverse Stock Split”). The Reverse Stock Split reduced the number of outstanding shares of the company’s common stock from approximately 345 million shares to approximately 86 million shares. In addition, the number of authorized shares of the company’s common stock was also reduced on a one-for-four basis, from 700 million to 175 million. The par value of each share of common stock remained unchanged.

Two Harbors’ common stockholders are encouraged to consult their financial advisors and tax advisors regarding the consequences of the Reverse Stock Split, including the applicability and effect of any U.S. federal, state, local or foreign tax laws.

Additional information regarding the Reverse Stock Split, including answers to frequently asked questions, is available on the company’s website at www.twoharborsinvestment.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the company’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in St. Louis Park, MN.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at www.twoharborsinvestment.com, at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, telephone (612) 453-4100.

Contact

Paulina Sims, Senior Director, Investor Relations, Two Harbors Investment Corp., (612) 446-5431, Paulina.Sims@twoharborsinvestment.com.